                                                                  Exhibit (b)(2)

                           J.P. Morgan Securities Inc.
                            The Chase Manhattan Bank

                                 270 Park Avenue
                               New York, NY 10017

                                                                   July 27, 2001



Tyson Foods, Inc.
2210 W. Oaklawn Dr.
Springdale, AR 72762-6999

Attention of Steven Hankins
                Executive Vice President and Chief Financial Officer

                                Tyson Foods, Inc.
                                -----------------
          $350,000,000 Senior Unsecured Receivables Bridge Facility
            ---------------------------------------------------------
                                Commitment Letter
                                -----------------

Ladies and Gentlemen:

                  You have advised The Chase Manhattan Bank ("Chase") and J.P. Morgan Securities Inc. ("JPMorgan") that Tyson Foods, Inc. (the "Company") intends to acquire IBP, inc. (the "Acquired Company") for an aggregate purchase price, together with the assumption and refinancing of debt, of approximately $4,441,000,000, subject to adjustment based on the market price of the Company's common stock, of which approximately $1,576,100,000 will be the portion of the purchase price paid in cash (the balance of the purchase price to be paid with shares of the Company's common stock) and approximately $1,080,000,000 will be the cash amount required to refinance outstanding debt of the Acquired Company. Such acquisition and the related transactions, including the refinancing of debt of the Acquired Company, are referred to herein as the "Acquisition".

                  In connection with the foregoing, you have further advised Chase and JPMorgan that in order to obtain the funds required to complete the Acquisition, to pay related fees and expenses and for general corporate purposes, you will (i) amend, supplement or replace the Company's outstanding senior unsecured credit facility in an aggregate principal amount of $1,000,000,000 (the "Existing Credit Facility" and, as amended, supplemented or replaced, the "New Credit Facility"), (ii) establish a senior unsecured bridge credit facility in an aggregate principal amount of $2,500,000,000 (the "Senior Note Bridge Facility") and (iii) effect an accounts receivable securitization in an aggregate principal amount of up to $750,000,000 (the "Receivables Facility") or, if the

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                                       2

Receivables Facility cannot be established by the date on which shares are to be accepted in the Tender Offer (as defined in the Term Sheet referred to below), establish a senior unsecured bridge credit facility in an aggregate principal amount of $350,000,000 (the "Receivables Bridge Facility"). You have also advised Chase and JPMorgan that, in connection with the Acquisition, you intend to issue and sell senior unsecured notes of the Company (the "Senior Notes") in an aggregate principal amount of up to $2,500,000,000. You have further advised Chase and JPMorgan that, in the event the Receivables Bridge Facility is established, you intend to establish the Receivables Facility and, upon receipt of the proceeds of the Receivables Facility, to apply such proceeds to repay amounts borrowed under and to terminate the Receivables Bridge Facility. It is contemplated that the terms of the Receivables Bridge Facility will be substantially as set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                  In connection with the Acquisition, Chase is pleased to advise you of its commitment to provide the entire principal amount of the Receivables Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (this "Commitment Letter") and in the Term Sheet. You hereby appoint JPMorgan, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner for the Receivables Bridge Facility. You hereby appoint Chase, and Chase hereby agrees to act, as sole administrative agent for the Receivables Bridge Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no person will receive compensation outside the terms contained herein and in the Fee Letter referred to below in connection with its agreement to participate in the Receivables Bridge Facility unless you and we shall so agree.

                   While Chase does not currently intend to syndicate the Receivables Bridge Facility, Chase reserves the right, prior to or after the execution of definitive documentation for the Receivables Bridge Facility, to transfer portions of its commitment (and any outstanding loans) hereunder to one or more financial institutions that will become parties to such definitive documentation pursuant to a syndication to be managed by JPMorgan in consultation with the Company (the financial institutions that will become parties to such definitive documentation being collectively called the "Lenders"). Upon the acceptance of commitments from other Lenders, Chase will be released from corresponding amounts of its commitment with respect to the Receivables Bridge Facility. You understand that JPMorgan may syndicate the Receivables Bridge Facility and, if JPMorgan notifies you of its intent to syndicate the Receivables Bridge Facility, you agree actively to assist JPMorgan in completing a syndication reasonably satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts in connection with the syndication to facilitate contact with, and to encourage participation in the Receivables Bridge Facility by, the financial and investment banking institutions with which you have existing relationships, (b) direct contact between senior management and advisors of the Company, the Acquired Company, their respective subsidiaries and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with JPMorgan, of one or more meetings of prospective Lenders.

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                                       3

                   JPMorgan, in consultation with the Company, will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, any naming rights, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist JPMorgan in its syndication efforts, you agree promptly upon request to prepare and provide to JPMorgan all information with respect to the Company, the Acquisition, the Acquired Company and the other transactions contemplated hereby, including information with respect to the pool of trade receivables to be included in the Receivables Facility (the "Trade Receivables") and the obligors on, and statistical information with respect to, the Trade Receivables and the all financial information and projections (the "Projections"), as they may reasonably request in connection with the arrangement and syndication of the Receivables Bridge Facility. It shall be a condition to Chase's commitment hereunder and JPMorgan's agreement to perform the services described herein that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase by you or the Acquired Company or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and (b) the Projections that have been or will be made available to Chase by you or the Acquired Company or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that JPMorgan and Chase, in arranging and syndicating the Receivables Bridge Facility and in making the commitment hereunder, will be using and relying on the Information and Projections without independent verification thereof.

                  As consideration for Chase's commitment hereunder and JPMorgan's agreement to perform the services described herein, you agree to pay to Chase the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

                  Chase's commitment and obligation to perform the services to be performed by it hereunder are further subject to (a) there not occurring or becoming known to it any condition or change that has affected or could reasonably be expected to affect materially and adversely the business, assets, liabilities, financial condition or material agreements of the Company, the Acquired Company and their subsidiaries, taken as a whole, (b) there not occurring or becoming known to it any condition or change that has affected or could reasonably be expected to affect adversely the value of any material portion of the Trade Receivables or the collectibility thereof and that, in its good faith judgment, would reasonably be expected to materially impair the syndication of the Receivables Facility, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital (including, without limitation, debt) market conditions that, in its good faith judgment, would reasonably be expected to materially impair any syndication of the Receivables Bridge Facility, the Receivables Facility, the Senior Note Bridge Facility or the New Credit Facility or the offering and sale of the Senior Notes, (d) its satisfaction that prior to and during any syndication of the Receivables Bridge Facility or the New Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or syndicated bank financing by

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                                       4


or on behalf of the Company, the Acquired Company or any of their subsidiaries (other than an offering of the Senior Notes, syndication of the Receivables Facility, the Senior Note Bridge Facility and the New Credit Facility and the Company's commercial paper program) that would reasonably be expected to affect the syndication in any material respect, (e) the accuracy and completeness in all material respects of the representations of the Company contained herein and the performance by the Company of all its obligations hereunder, (f) the negotiation, execution and delivery of definitive documentation with respect to the Receivables Bridge Facility mutually satisfactory to Chase and the Company, and (g) the other conditions referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Receivables Bridge Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase and the Company.


                  You agree (a) to indemnify and hold harmless each of Chase, JPMorgan, their affiliates and each of their respective officers, directors, employees, advisors and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Receivables Bridge Facility, the actual or proposed use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, JPMorgan and each of their affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, reasonable syndication expenses, if any, reasonable travel expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the Receivables Bridge Facility and any related documentation (including, without limitation, this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation). No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems in the absence of gross negligence or wilful misconduct or for any special, indirect, consequential or punitive damages in connection with the Receivables Bridge Facility. It is understood that the posting of documents on IntraLinks, in itself, and distribution of documents by email, facsimile or other customary electronic means, in itself, will not be deemed to be gross negligence or wilful misconduct under any circumstances.

                  You acknowledge that Chase and JPMorgan may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each of Chase and JPMorgan agrees that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection

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                                       5

with the performance by it of services for other companies or furnish any such confidential information to other companies. You also acknowledge that neither Chase nor JPMorgan has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.


                  This Commitment Letter and Chase's commitment hereunder shall not be assignable by you without the prior written consent of Chase (and any purported assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Chase. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any and all obligations of, and services to be provided by, Chase or JPMorgan hereunder may be performed, and any and all rights of Chase and JPMorgan hereunder may be exercised, by or through their respective affiliates.

                  Any legal action or proceeding arising out of or related to this Commitment Letter may be brought in the courts of the state of New York or of the United States of America for the Southern District of New York, and by execution and delivery of this Commitment Letter, the Company hereby consents, for itself and in respect of its property, to the non-exclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Company or any document related hereto. The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction such parties are or may be subject, by suit upon judgment.

                  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS COMMITMENT LETTER OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CHASE AND JPMORGAN TO ENTER INTO THIS COMMITMENT LETTER.

                   This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter

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                                       6

and who have been made aware of the disclosure limitations set forth herein or
(b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided that, following your execution and delivery of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter and the Term Sheet and their terms and substance (but not the Fee Letter or its terms or substance).

                   The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder; provided that the reimbursement and indemnification provisions contained herein shall be superseded by the corresponding provisions in the definitive financing documentation.

                   If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 30, 2001, failing which Chase's commitment and JPMorgan's agreements contained herein will expire at such time. In the event that the execution and delivery of definitive documentation relating to the Receivables Bridge Facility does not occur on or before August 31, 2001 (or such later date as may be agreed to by Chase and you), then this Commitment Letter and the commitment hereunder shall automatically terminate unless Chase shall in writing agree to an extension.

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                                       7

                  JPMorgan and Chase are pleased to have been given the opportunity to assist you in connection with this important financing.

                                Very truly yours,

                                J.P. MORGAN SECURITIES INC.

                                by
                                   /s/ Marian N. Schulman
                                   -----------------------------------------
                                   Name:  Marian N. Schulman
                                   Title:     Vice President

                                THE CHASE MANHATTAN BANK,

                                by

                                   /s/ Marian N. Schulman
                                   -----------------------------------------
                                   Name:  Marian N. Schulman
                                   Title:     Vice President

Accepted and agreed to as of the date first written above by:

TYSON FOODS, INC.

by /s/ Steve Hankins
  ---------------------------
Name:  Steve Hankins
Title:    Chief Financial Officer

                                                                       EXHIBIT A

                                TYSON FOODS, INC.
                                -----------------
            $350,000,000 Senior Unsecured Receivables Bridge Facility
            ---------------------------------------------------------
                    Summary of Principal Terms and Conditions
                    -----------------------------------------

BORROWER:                           Tyson Foods, Inc., a Delaware corporation
--------                            (the "Company" or the "Borrower").

SOLE LEAD ARRANGER/ SOLE            J.P. Morgan Securities Inc. ("JPMorgan").
-------------------------
BOOKRUNNER:

ADMINISTRATIVE AGENT:               The Chase Manhattan Bank ("Chase" or the
---------------------               "Administrative Agent").


ACQUISITION:                        The Company intends to acquire
------------                        IBP, inc (the "Acquired Company") for
                                    an aggregate purchase price,
                                    together with assumption of debt, of
                                    approximately $4,441,000,000, subject to adjustment based on the market price of the Company's common stock, of which approximately $1,576,100,000 will be the portion of the purchase price paid in cash
                                    (the balance of the purchase price to be paid with shares of the Company's common stock) and approximately $1,080,000,000 will be the cash amount required to refinance outstanding debt of the Acquired Company.
                                    Such acquisition and the related
                                    transactions, including the refinancing of debt of the Acquired Company, are referred to herein as the "Acquisition". In connection with the Acquisition, the Company intends to (i) amend, supplement or replace the Company's outstanding senior unsecured credit facility in an aggregate principal amount of $1,000,000,000 (the "Existing
                                    Credit Facility" and, as amended,
                                    supplemented or replaced, the "New Credit
                                    Facility"), (ii) establish a senior
                                    unsecured bridge credit facility in an
                                    aggregate principal amount of $2,500,000,000
                                    (the "Senior Note Bridge Facility") and
                                    (iii) effect an accounts receivable
                                    securitization in an aggregate principal amount of up to $750,000,000 (the
                                    "Receivables Facility") or, if the
                                    Receivables Facility cannot be established by the date on which shares are to be accepted in the Tender Offer (as defined below), establish a senior unsecured bridge credit facility in an aggregate principal amount of $350,000,000 (the "Receivables
                                    Bridge Facility"). In the event the
                                    Receivables Bridge Facility is established, the

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                                        9

                                    Company intends to establish the Receivables
                                    Facility and, upon receipt of the proceeds of the Receivables Facility, to apply such proceeds to repay amounts borrowed under and to terminate the Receivables Bridge Facility. In addition, in connection with the Acquisition, the Company intends to issue and sell senior unsecured notes of the Company (the "Senior Notes") in an aggregate principal amount of up to $2,500,000,000 and, upon receipt of the proceeds of the Senior Notes, to apply such proceeds to repay amounts borrowed under and to terminate the Senior Note Bridge Facility.

FACILITY:                           A 90-day senior unsecured bridge credit
--------                            facility in an aggregate principal amount
                                    of $350,000,000 (the "Receivables Bridge
                                    Facility").

AVAILABILITY:                       At such time as the aggregate commitments
                                    available to the Company under the Senior
                                    Note Bridge Facility shall be fully drawn, up to the full amount of the commitments under the Receivables Bridge Facility may be borrowed, repaid and reborrowed subject only to the satisfaction of applicable conditions to borrowing.

PURPOSE: The Receivables Bridge Facility will be used to finance the acquisition of the Acquired Company, to refinance existing debt of the Acquired Company, to pay related fees and expenses and for general corporate purposes, either directly or by providing liquidity in connection with the Company's commercial paper program.

COMMITMENT TERMINATION AND          The commitments will expire and outstanding
---------------------------         loans will mature on the date that is 90
MATURITY:                           days after the date of the execution of
--------                            definitive documentation for the Receivables
                                    Bridge Facility (the "Closing Date").

MANDATORY COMMITMENT                Commitments under the Receivables Bridge
---------------------
REDUCTIONS:                         Facility will be reduced, and loans will be
----------                          cash prepaid, in an amount equal to (i)
                                    the net proceeds of the Receivables Facility and (ii) a pro rata portion (based on the aggregate commitments and outstanding loans under the Receivables Bridge Facility and the Senior Note Bridge Facility) of the net proceeds of the sale of debt or equity, other than the Senior Notes, by the Company.

GUARANTEE:                          The obligations under the Receivables Bridge
---------

                                    Facility will be unconditionally guaranteed
                                    by the Acquired Company and its
                                    subsidiaries, if any, that are obligors on
                                    or guarantors of IBP indebtedness (the
                                    "Guarantee"); provided, however, that in the
                                                  --------- --------
                                    event and after the Company

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                                       10

                                    and/or the Acquired Company terminate(s) the Agreement and Plan of Merger between the Acquired Company, the Company and Lasso Acquisition Corporation dated as of January 1, 2001, as modified by the Stipulation and Order in respect of the parties dated June 27, 2001 (the "Merger Agreement"), in accordance with its terms as in effect on the date hereof, the Guarantee will be limited to an amount equal to the pro rata portion (based on the aggregate outstanding loans under the Receivables Bridge Facility, the Senior Note Bridge Facility and the New Credit Facility) of $1,250,000,000 (or such higher amount as shall equal the indebtedness of IBP refinanced in connection with the Acquisition) represented by the outstanding loans under the Receivables Bridge Facility. The Company will agree that payments in respect of the Guarantee will reduce the indebtedness of the Acquired Company to the Company on a dollar for dollar basis.

FEES AND INTEREST RATES:            If (a) the Company's senior, unsecured,
-----------------------             non-credit enhanced long-term debt shall be
                                    rated at least BBB by Standard & Poor's
                                    Ratings Group ("S&P") and at least Baa2 by Moody's Investors Services, Inc. ("Moody's") and (b) the Company's commercial paper shall be rated at least A2 by S&P and at least P2 by Moody's, and none of the minimum ratings referred to in this paragraph shall be under review for possible downgrade and the Company shall not have been placed on credit watch with negative implications by either such rating agency, fees and interest rates will be as provided in Annex I hereto.

                                    If the preceding paragraph shall not be
                                    applicable but the Company's senior,
                                    unsecured, non-credit enhanced long-term debt shall be rated at least BBB- by S&P and at least Baa3 by Moody's and neither of the ratings referred to in this paragraph shall be under review for possible downgrade and the Company shall not have been placed on credit watch with negative implications by either such rating agency, fees and interest rates will be as provided in Annex II hereto.

CONDITIONS PRECEDENT TO             The effectiveness of the Receivables Bridge
------------------------            Facility will be conditioned upon
EFFECTIVENESS:                      satisfaction of customary closing conditions
-------------                       including, without limitation, execution and
                                    delivery of definitive financing
                                    documentation with respect to the
                                    Receivables Bridge Facility and the
                                    Guarantee satisfactory to the Lenders;
                                    delivery of satisfactory evidence of
                                    authority; legal opinions; payment of fees and expenses; delivery of the latest available audited and interim financial statements for each of the Company and the Acquired

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                                       11

                                    Company (in each case as filed with its most recent Form 10-K Report) and pro forma financial information; and the conditions set forth below:

                                    The tender offer provided for in the Merger
                                    Agreement (the "Tender Offer") shall have been completed in accordance with applicable law and the terms of the Merger Agreement (in the form heretofore delivered or otherwise acceptable to the Administrative Agent) and the other documentation related to the Acquisition previously approved by the Administrative Agent, without modification or waiver of any material term or condition thereof not approved by the Administrative Agent, and the assets and liabilities of the Acquired Company shall be consistent with the pro forma financial information and information on sources and uses of funds heretofore delivered to the Administrative Agent.

                                    After giving effect to the completion of the Tender Offer and the other transactions contemplated in connection therewith, the Company and its subsidiaries (including the Acquired Company and its subsidiaries) shall have outstanding no indebtedness other than
                                    (a) the Company's commercial paper program,
                                    (b) the Senior Notes (in the event that the Senior Notes are issued and sold prior to the closing date of the Senior Note Bridge Facility), (c) the Senior Note Bridge Facility (in the event that the Senior Notes are not issued and sold prior to the closing date of the Senior Note Bridge Facility),
                                    (d) indebtedness under or permitted by the Existing Credit Facility or the New Credit Facility, (e) any indebtedness under the Receivables Facility (in the event the Receivables Facility is effected prior to the Closing Date) and (f) approximately $625,000,000 of indebtedness of the Acquired Company existing on the date hereof that will not be repaid in connection with the Acquisition; provided that the terms of such indebtedness will not be violated by the transactions contemplated hereby or prohibit the Acquired Company or its subsidiaries from guaranteeing indebtedness of the Company or paying dividends to the Company (or such terms as may be violated or shall contain such prohibitions shall have been amended or waived in a manner satisfactory in all respects to the Administrative Agent).

                                    All requisite governmental authorities and third parties shall have approved or consented to the Acquisition to the extent such approvals or consents are required under applicable laws or agreements or otherwise, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition or the other transactions contemplated hereby. There shall be no litigation or administrative action that could reasonably be expected to have a material adverse effect on the business, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, including the Acquired Company, taken as a whole.

                                    Any amendment, waiver or other modification of any debt instruments of the Company or the Acquired Company required in connection with the Acquisition, the Receivables Bridge Facility, the Receivables Facility or the transactions contemplated hereby shall have become effective and shall be satisfactory in all respects to the Administrative Agent. To the extent that the Receivables Facility has been established, the commitments shall have been reduced to the extent provided above. The existing domestic bank credit facility of the Acquired Company (the "IBP Facility") shall have been terminated.

                                    The Senior Notes shall have been issued and sold (or the Senior Note Bridge Facility shall have become effective) and the terms thereof shall be satisfactory to the Administrative Agent. The Existing Credit Facility shall be in effect and the terms thereof shall not be violated by the transactions contemplated hereby. The Company shall have entered into a commitment letter for the New Credit Facility on terms satisfactory to the Administrative Agent.

DOCUMENTATION:                      A credit agreement (the "Credit Agreement")
-------------                       consistent with this Summary of Terms and
                                    Conditions and containing representations and warranties, affirmative covenants, negative covenants and events of default, including provisions to ensure compliance with applicable Federal Reserve margin regulations and those specified below, as the Administrative Agent may deem appropriate for facilities of this type in light of the ratings of the Company's senior, unsecured, non-credit enhanced long-term debt by Moody's and S&P. In the event that the terms of the New Credit
                                    Facility are more restrictive that those set forth in the Credit Agreement, the terms of the Credit Agreement shall be deemed amended to incorporate such more restrictive terms.


COVENANTS AND OTHER TERMS:          The Credit Agreement shall contain
-------------------------           affirmative covenants, negative covenants
                                    and financial covenants and terms in respect of expenses and indemnification, voting, etc. substantially the same as those set forth in the term sheet attached as Exhibit A to the commitment letter dated as of July 27, 2001 in respect of the Senior Note Bridge Facility.

GOVERNING LAW:                      New York.
-------------

COUNSEL FOR ADMINISTRATIVE          Cravath, Swaine & Moore.
---------------------------
AGENT:

                                                                        ANNEX I

FACILITY FEES:                      Facility Fees of 0.125% per annum will
--------------                      accrue and be payable to the Lenders on the
                                    aggregate amount of the Receivables Bridge
                                    Facility (whether drawn or undrawn),
                                    commencing on the Closing Date. Facility
                                    Fees will be payable in arrears at the end of each calendar quarter and at maturity or upon the earlier termination of the commitments.

UTILIZATION FEES:                   Utilization Fees will accrue and be payable
-----------------                   to the Lenders on the amount of their
                                    outstanding loans at a rate of 0.25% per annum for each day on which such loans are greater than 25% of the aggregate commitments under the Receivables Bridge
                                    Facility. Utilization Fees will be payable in arrears at the end of each calendar quarter and upon termination of the commitments under the Receivables Bridge
                                    Facility.

                                    All fees will be calculated on the basis of a 360-day year and actual days elapsed.

INTEREST RATES:                     Interest will be payable on the Loans at
---------------                     the following rates per annum:

                                    (a)      In the case of Eurodollar loans,
                                             Adjusted LIBOR plus a spread of
                                             0.875% per annum.

                                    (b)      In the case of ABR loans, the
                                             Alternate Base Rate.

                                    The default rate will be the applicable rate plus 2%.

                                    As used herein, (a) Adjusted LIBOR means the London interbank offered rate, as set forth on the applicable Telerate screen at the time of determination, adjusted for statutory reserves, and (b) Alternate Base Rate, or ABR, means the higher of (i) Chase's Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%. Federal Funds Effective Rate means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

                                                                       ANNEX II

FACILITY FEES:                      Facility Fees of 0.150% per annum will
                                    accrue and be payable to the Lenders on the aggregate amount of the Receivables Bridge
                                    Facility (whether drawn or undrawn),
                                    commencing on the Closing Date. Facility
                                    Fees will be payable in arrears at the end of each calendar quarter and at maturity or upon the earlier termination of the commitments.

UTILIZATION FEES:                   Utilization Fees will accrue and be payable
----------------                    to the Lenders on the amount of their
                                    outstanding loans at a rate of 0.25% per annum for each day on which such loans are greater than 25% of the aggregate commitments under the Receivables Bridge
                                    Facility. Utilization Fees will be payable in arrears at the end of each calendar quarter and upon termination of the commitments under the Receivables Bridge
                                    Facility.

                                    All fees will be calculated on the basis of a 360-day year and actual days elapsed.

INTEREST RATES:                     Interest will be payable on the Loans at the
--------------                      following rates per annum:

                                    (a)      In the case of Eurodollar loans,
                                             Adjusted LIBOR plus a spread of
                                             1.10% per annum.

                                    (b)      In the case of ABR loans, the
                                             Alternate Base Rate plus a
                                             spread of 0.10% per annum.

                                    The default rate will be the applicable rate plus 2%.

                                    As used herein, (a) Adjusted LIBOR means the London interbank offered rate, as set forth on the applicable Telerate screen at the time of determination, adjusted for statutory reserves, and (b) Alternate Base Rate, or ABR, means the higher of (i) Chase's Prime Rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%. Federal Funds Effective Rate means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.